Exhibit 99.1

Blueknight Energy Partners Completes Acquisition of Nine Asphalt Terminals from Ergon for $108.8 million and Ergon Completes Acquisition of Blueknight’s General Partner

OKLAHOMA CITY, October 5, 2016 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP - Common Units) (NASDAQ: BKEPP - Series A Preferred Units) (“BKEP” or the “Partnership”), announced today that Ergon Asphalt & Emulsions, Inc., a subsidiary of Jackson, Mississippi-based Ergon, Inc. (“Ergon”), completed its acquisition of the entity that owns the general partner of BKEP. Ergon also (i) contributed nine asphalt terminals it previously owned plus $22.1 million of cash to BKEP in return for an aggregate of 18,312,968 Series A preferred units and (ii) acquired 847,457 common units for approximately $5.0 million in a private placement. In addition, BKEP repurchased 13,335,390 of its Series A preferred units previously owned by Blueknight Energy Holding, Inc. (“Vitol”) and CB-Blueknight, LLC (“Charlesbank Capital Partners” or “Charlesbank”) for approximately $95.3 million. Vitol and Charlesbank each retained 2,488,789 Series A preferred units. The nine terminals acquired by BKEP from Ergon are located in Wolcott, Kansas; Ennis, Texas; Chandler, Arizona; Mt. Pleasant, Texas; Pleasanton, Texas; Birmingport, Alabama; Memphis, Tennessee; Nashville, Tennessee; and Yellow Creek, Mississippi, and include approximately 2.0 million barrels of storage capacity.

In connection with the transactions described above, BKEP entered into a seven year storage, throughput and handling agreement with Ergon. Under the terms of the agreement, BKEP will provide storage and terminalling services at the nine terminals in exchange for the payment of certain fees by Ergon.

BKEP also announces the addition of five new members of its Board of Directors of the General Partner. They are William W. Lampton, Robert H. Lampton, Jimmy A. Langdon, Donald M. Brooks and Edward Drew Brooks. They will be replacing the board members affiliated with Vitol and Charlesbank.

Comments from BKEP CEO Mark Hurley:

“We are excited to announce the completion of this transaction.   It is a transformative event for Blueknight and is anticipated to result in immediate and long-term growth for our unitholders.  Ergon is an exceptional company with a solid track record and a likeminded disciplined approach to management.  We are excited to have them as a valued strategic partner.”

Forward-Looking Statements

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. These statements are based on certain assumptions made by the Partnership and its general partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and its general partner believe are appropriate in the circumstances. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 10.2 million barrels of combined asphalt product and residual fuel oil storage located at 54 terminals in 26 states, 7.4 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma, Interchange, approximately 985 miles of crude oil pipeline located primarily in Oklahoma and Texas and approximately 240 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma and Texas. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

About Ergon, Inc.

Ergon, Inc. is a privately held company formed in 1954 and based in Jackson, Mississippi, with over 2,500 employees globally. Ergon and its subsidiaries are engaged in a wide range of operations that are categorized into six primary business segments which include: Refining & Marketing, Asphalt & Emulsions, Transportation & Terminalling, Oil & Gas, Real Estate and Corporate & Other. For more information, visit Ergon’s web site at www.Ergon.com.

BKEP
Investor Relations, 918-237-4032
investor@bkep.com
or
Media Contact:
Brent Gooden, 405-715-3232 or 405-818-1900
or
Ergon
Jim Temple
Corporate Communications Manager

601-933-3000
jim.temple@ergon.com